EXHIBIT 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

For more information contact: Omar Choucair Chief Financial Officer DG Systems, Inc. 972/581-2000	Joseph N. Jaffoni Stewart A. Lewack Jaffoni & Collins Incorporated 212/835-8500 dgit@jcir.com

DG Systems Closes Acquisition of AGT-Broadcast

Monday June 14, 2004

Combination Expands Advertising Industry’s Largest and Most Reliable Spot Distribution Platform

DALLAS & NEW YORK—(BUSINESS WIRE)—June 14, 2004—DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today completed its $15 million acquisition of AGT-Broadcast, a division of Applied Graphics Technologies, Inc. (a wholly-owned subsidiary of KAGT Holdings, Inc., an affiliate of funds managed by Kohlberg & Company).

“Through this transaction, our goals to continue building a critical mass of operations and further diversifying our geographic and industry reach are squarely met,” commented Scott K. Ginsburg, Chairman and CEO of DG Systems. “The acquisition significantly expands DG’s customer and revenue base, and includes a team of talented management, sales and customer service personnel. We plan to integrate the successful operating and management disciplines of both companies to attract new clients, build customer loyalty and provide a level of customer satisfaction that is second to none.

“As we look to the future, we continue to seek other transactions which can leverage our technology infrastructure and further expand our revenue base.”

About DG Systems, Inc.

DG Systems and the Company’s StarGuide division provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, nearly 2,000 broadcast and cable television destinations and over 10,000 radio stations with innovative delivery and management solutions for short- and long-form audio and video content. More information is available at www.dgsystems.com.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2004.